Exhibit 99.1

Aclarion Strengthens Balance Sheet and Extends Cash Runway Into 2028

Debt-Free Balance Sheet With $21.6 Million in Cash

BROOMFIELD, Colo., January 13, 2026 — Aclarion, Inc., (“Aclarion” or the “Company”) (Nasdaq: ACON, ACONW), a commercial-stage healthcare technology company that is leveraging biomarkers and proprietary augmented intelligence (AI) algorithms to help physicians identify the location of chronic low back pain, today announced the closing of a $10.4 million common-stock-only financing at $5.18 per share in a clean capital raise structure.

The transaction materially strengthens Aclarion’s balance sheet, preserves capital structure integrity, and significantly extends the Company’s operating runway well past targeted near and medium-term catalysts while enhancing strategic flexibility as Nociscan continues to gain clinical and commercial traction. The Company believes its strengthened capital position fully supports continued execution across commercialization, evidence generation, and strategic partnerships in the lead up toward additional payor coverage.

Financial Highlights

•	$21.6 million in cash as of January 12, 2026

•	Zero debt

•	Cash runway extended into 2028 based on current operating plans

“We have transformed Aclarion’s balance sheet over the past year and positioned the Company for long-term value creation with a pristine capital structure,” said Brent Ness, Chief Executive Officer of Aclarion.

“This financing clearly de-risks our ability to reach significant milestones within the timeline of our cash runway. With a debt-free balance sheet, strong cash reserves, and extended cash runway into 2028, we are focused squarely on execution, expanding adoption of Nociscan, deepening clinical evidence, and building strategic relationships that drive durable growth for patients, providers, payers, and shareholders.”

Upcoming Milestones and Key Value-Creation Objectives

•	Advance clinical validation efforts:
o	Accelerate enrollment in the CLARITY trial with goal of enrolling approximately 25% of patients by the end of Q2 2026. An initial readout will be internally available after the initial cohort of patients complete their 3-month follow up visit.
o	Complete and publish multiple investigator-initiated real world evidence trials.
o	Expand major MRI manufacturer access, growing the available global market size by greater than 30%.
•	Support broader clinician education and awareness initiatives through accelerated participation at societal-sponsored CME events.
•	Continue refining workflow integration to support scalability in clinical practice by launching version 2.8 of our Nociscan software in Q1.
•	Actively collaborate with multiple commercial payers in the US market to evaluate broad reimbursement coverage of Nociscan.

Dawson James Securities, Inc. acted as the exclusive placement agent for the offering.

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About Aclarion, Inc.

Aclarion is a healthcare technology company that leverages Magnetic Resonance Spectroscopy (“MRS”), proprietary signal processing techniques, biomarkers, and augmented intelligence algorithms to optimize clinical treatments. The Company is first addressing the chronic low back pain market with Nociscan, the first, evidence-supported, SaaS platform to noninvasively help physicians distinguish between painful and nonpainful discs in the lumbar spine. Through a cloud connection, Nociscan receives magnetic resonance spectroscopy (MRS) data from an MRI machine for each lumbar disc being evaluated. In the cloud, proprietary signal processing techniques extract and quantify chemical biomarkers demonstrated to be associated with disc pain. Biomarker data is entered into proprietary algorithms to indicate if a disc may be a source of pain. When used with other diagnostic tools, Nociscan provides critical insights into the location of a patient’s low back pain, giving physicians clarity to optimize treatment strategies.  For more information, please visit www.aclarion.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the Company’s current expectations about future results, performance, prospects and opportunities. Statements that are not historical facts, such as “anticipates,” “believes” and “expects” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company’s current plans and expectations, as well as future results of operations and financial condition. Forward-looking statements in this release include, among others, statements regarding the enrollment of patients in our ongoing clinical trial, the expected date of the internal interim results, the potential benefits of our Nociscan technology, and the Company’s plans for future regulatory and commercialization activities, as well as the cash needed to fund operations into 2028. These and other risks and uncertainties are discussed more fully in our filings with the Securities and Exchange Commission. Readers are encouraged to review the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as other disclosures contained in the Prospectus and subsequent filings made with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kirin M. Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com

Media Contacts:

Jessica Starman

media@elev8newmedia.com

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